Exhibit 5.1

OFFICES Wells Fargo Capitol Center Suite 2300 Raleigh, North Carolina 27601	November 4, 2014	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611

TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Quintiles Transnational Holdings Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

Ladies and Gentlemen:

We have acted as counsel for Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Act of the following securities: (i) shares of common stock, par value $0.01 per share of the Company (the “Common Stock”) which may be offered and sold from time to time by selling shareholders (the “Selling Shareholder Shares”); and (ii) shares of Common Stock to be offered and sold from time to time by the Company (the “Company Shares” and, together with the Selling Shareholder Shares, the “Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the related form of prospectus included therein and (ii) such other corporate documents, records and proceedings, minutes, consents, actions and resolutions as we have deemed necessary for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as copies, and the authenticity of originals of such copies. We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to make the statements contained herein. As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have relied on oral or written statements of officers and other representatives of the Company, whom we believe to be responsible.

Quintiles Transnational Holdings Inc.

November 4, 2014

In expressing the opinion set forth below, we have assumed the following:

1)	Prior to the issuance of any Company Shares or Selling Shareholder Shares that are not outstanding as of the date hereof, the Company will have available for issuance, under its Articles of Incorporation as in effect at the time thereof, the requisite number of authorized but unissued shares of Common Stock;

2)	The Registration Statement and any amendment thereto (including post-effective amendments) will have become effective, will be effective and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement;

3)	A prospectus supplement will have been prepared and filed with the Commission describing the Shares offered thereby and will comply with all applicable laws;

4)	Any Shares being offered pursuant to a prospectus supplement will be issued and sold as contemplated in the Registration Statement and such prospectus supplement;

5)	There shall not have occurred any change in law affecting the validity of the Shares; and

6)	The Company will remain duly organized, validly existing and in good standing under the laws of the State of North Carolina.

Based upon the foregoing and the additional qualifications and other matters set forth below, it is our opinion that (a) when an issuance of Shares has been duly authorized by all necessary corporate action of the Company, (b) when Shares are sold for consideration not less than the par value per share thereof in the manner contemplated by the Registration Statement, the applicable prospectus supplement and such corporate action, and (c) upon either the countersigning of the certificate representing the Shares by a duly authorized signatory of the Company’s registrar for Common Stock or the book entry of the Shares by the transfer agent for the Company’s Common Stock, such Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. The foregoing opinion is limited to the laws of the State of North Carolina and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the sale of the Shares.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

Quintiles Transnational Holdings Inc.

November 4, 2014

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to us in the Registration Statement, including the prospectus and any amendment or supplement thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,

MITCHELL & JERNIGAN, L.L.P.